Exhibit 99.1

NEWS RELEASE
Contact:

Beci Brenton
Beci.Brenton@hii-co.com
(202) 264-7143

PHOTO RELEASE — Huntington Ingalls Industries Announces the Appointment of Chad N. Boudreaux to Executive Vice President and Chief Legal Officer

NEWPORT NEWS, Va. (March 10, 2020) — Huntington Ingalls Industries (NYSE:HII) announced today that Chad N. Boudreaux has been appointed executive vice president and chief legal officer, effective April 1, 2020. Current Executive Vice President and Chief Legal Officer Kellye Walker recently announced her decision to pursue another opportunity, and she will depart HII on March 31.

Boudreaux is currently the corporate vice president for litigation and chief compliance and privacy officer for HII. As executive vice president and chief legal officer, Boudreaux will report to HII President and CEO Mike Petters. He will have overall leadership responsibility for HII’s Law Department and outside counsel, which provide a broad range of legal advice and support for the company’s business activities, including compliance.

“Kellye has served HII since 2014 and has been a great asset to the company, an integral member of my senior executive team and has demonstrated very strong leadership,” Petters said. “While she will be greatly missed, we wish her well as she embarks on this new chapter in her very successful career.

“Chad brings extensive legal experience and is very well versed in working with our many stakeholders to include our customers, shareholders, employees and HII’s Board of Directors. I am very pleased to welcome him to the senior executive team, and I know he will continue his focus on excellence in his new position,” Petters added.

Photos accompanying this release are available at:

https://newsroom.huntingtoningalls.com/releases/chad-boudreaux-chief-legal-officer

Previous to this appointment, Boudreaux managed HII’s litigation docket and oversaw HII’s nationally recognized compliance program. He joined HII in 2011 as the associate general counsel for litigation, investigations and compliance. In 2014, he led the Law Department team that won the coveted ACC Value Challenge Award for HII’s compliance program, a program that has since been heralded as “a roadmap for other companies.”

Before joining HII, he practiced law at Baker Botts LLP, where he established the law firm’s Global Security and Corporate Risk Counseling practice group. Prior to this, he held various high-ranking positions in the U.S. government to include serving as the deputy chief of staff of the U.S. Department of Homeland Security and multiple leadership positions at the U.S. Department of Justice.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

Boudreaux earned a Bachelor of Arts degree from Baylor University and a juris doctor degree from the University of Memphis School of Law. He is a recipient of the U.S. Justice Department’s Special Commendation for Outstanding Service for his work on high-stakes litigation for the United States.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division supports national security missions around the globe with unmanned systems, defense and federal solutions, nuclear and environmental services, and fleet sustainment. Headquartered in Newport News, Virginia, HII employs more than 42,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media